Exhibit 99.1

Gladstone Land Acquires a Large

Pistachio Orchard in California

MCLEAN, Va., August 19, 2019 (GLOBE NEWSWIRE) — Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) announced that it has acquired approximately 1,000 gross acres of farmland in Coalinga, California, for $33 million. The farm consists of 911 planted acres of mature pistachio trees. In connection with the acquisition, the Company also entered into an eight-year, triple-net lease with RTS Agri Business and Canoas Creek Pistachios. This is the first closing of a two-part acquisition; the second closing is scheduled to occur during the fourth quarter of 2019 and is slightly larger than this one.

“We are excited to be adding another large pistachio orchard in the San Joaquin Valley,” said Bill Reiman, Managing Director of Gladstone Land. “More than just adding another property to our farmland holdings, we are also adding another high-quality grower-tenant. This transaction has been very smooth, and it has been a pleasure to work with Rod Stiefvater, Paul Nugent, and their broker, Cameron Kay. Rod and Paul farmed this property prior to its development as a pistachio orchard, and they are excited to continue their operations on the property into the foreseeable future. This is a large holding with its own solar facilities to help reduce energy costs, and the farm has added value due to the water infrastructure that allows the grower to deliver surface water to the orchard.”

“This is our second large acquisition of the quarter,” said David Gladstone, President and CEO of Gladstone Land. “We continue to build our diverse portfolio of farmland focused primarily on healthy foods, such as fresh produce and nuts, and we are very encouraged by the number of large, high-quality farms we have been able to acquire recently. This orchard has just reached peak production and is a great representation of our ability to partner with esteemed operators and purchase farms that we expect will produce steady rental income and allow us to continue growing the dividends we pay to our shareholders.”

About Gladstone Land Corporation:

Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that owns farmland and farm-related properties located in major agricultural markets across the U.S. and leases its properties to unrelated third-party farmers. The Company reports the fair value of its farms on a quarterly basis. The Company currently owns 93 farms, comprised of approximately 81,000 acres in 10 different states, valued at approximately $768 million. The farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, figs, olives, pistachios, and other orchards, as well as groves of blueberries and vineyards, which are generally planted every 10 to 20-plus years and harvested annually. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. The Company pays monthly distributions to its stockholders and has paid 78 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.04455 per month, or $0.5346 per year. Additional information, including detailed information about each of the Company’s farms, can be found at www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or bill.f@gladstoneland.com

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or bill.h@gladstoneland.com

•	Western U.S. – Bill Reiman at (805) 263-4778 or bill.r@gladstoneland.com, or

Tony Marci at (831) 225-0883 or tony.m@gladstoneland.com

Lenders who are interested in providing the Company with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Form 10-K”), as filed with the SEC on February 26, 2019, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

For a definition of net asset value and a reconciliation to the most directly comparable GAAP measure, please see the Company’s Form 10-K.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893